The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion

Preliminary Pricing Supplement dated December 18, 2023

Filed under 424(b)(3), Registration Statement No. 333-265556-01

Pricing Supplement No. 48 - Dated Monday, December 18, 2023 (To: Prospectus Dated June 13, 2022, and Prospectus Supplement Dated July 22, 2022)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
26054MEE7		100%	1.250%		4.500%	Semi-Annual	12/15/2028	06/15/2024	$20.75	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 6/15/2024 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC    Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical, in whole or in part, on the interest payment date occurring on 06/15/2024 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 0.8500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 0.8500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054MEF4	100%	1.800%	4.900%	Semi-Annual	12/15/2033	06/15/2024	$22.59	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 6/15/2024 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC            Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical, in whole or in part, on the interest payment date occurring on 06/15/2024 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 1.2500% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 1.2500% to the public offering price, thereby not retaining any portion of the discount as compensation.

26054MEG2	100%	3.150%	5.400%	Semi-Annual	12/15/2053	06/15/2024	$24.90	Yes	Senior Unsecured Notes

Redemption Information: Callable at 100.000% on 6/15/2024 and any time thereafter.

Joint Lead Managers and Lead Agents: InspereX LLC            Agents: Citigroup, Wells Fargo Advisors

This tranche of The Dow Chemical Company InterNotes will be subject to redemption at the option of The Dow Chemical, in whole or in part, on the interest payment date occurring on 06/15/2024 and any time thereafter at a redemption price equal to 100% of the principal amount of such The Dow Chemical Company InterNotes plus accrued interest thereon, if any, upon not less than 10 nor more than 60 days prior notice to the noteholder and the trustee, as described in the prospectus.

Investment advisers purchasing for the account of their advisory clients and selected dealers purchasing on an agency basis or for their own accounts on a principal or riskless principal basis, may be offered Notes at a 2.4000% discount to the public offering rate. Notes purchased by selected dealers in level-fee and retirement accounts may be sold to such accounts at a discount up to 2.4000% to the public offering price, thereby not retaining any portion of the discount as compensation.

The Dow Chemical 2211 H.H. Dow Way Midland, Michigan 48674

Trade Date: Tuesday, December 26, 2023 @ 12:00 PM ET

Settle Date: Friday, December 29, 2023

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

The Dow Chemical The Dow Chemical InterNotes

If the maturity date or an interest payment date for any note is not a business day (as such term is defined in prospectus), principal and premium, if any, and interest for that note is paid on the next business day, and no further such interest will accrue from, and including, the maturity date or such interest payment date.

InterNotes® is a registered trademark of InspereX Holdings LLC. All Rights Reserved.